Exhibit 10.2
OPENDOOR LABS INC.
410 N Scottsdale Rd Ste 1600
Tempe, AZ, 85281
July 10, 2022
Sydney Schaub

VIA EMAIL
Dear Sydney:
Opendoor Labs Inc., a Delaware corporation (the “Company”), is pleased to offer you employment as the Company’s Chief Legal Officer, on the terms described in this letter agreement (this “Agreement”). Your employment shall commence no later than Tuesday, September 6, 2022 (such actual date of your commencement of employment shall be referred to herein as the “Start Date”).
1.Employment. As Chief Legal Officer, you will be responsible for managing the entire Legal Team, and other responsibilities consistent with your title as may be directed by the Company’s Chief Executive Officer (“CEO”), to whom you will report solely and directly. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. You will work remotely, and your primary work location will be in New York City. The Company reserves the right to require reasonable business travel, at Company expense in accordance with its expense reimbursement policy.
2.Salary. You will be paid a base salary at the annual rate of $350,000, to be paid (net of applicable taxes, withholding and any other deductions) in accordance with the Company’s regular payroll practices. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation. The Company may change your base salary from time to time with reasonable advance notice, subject to the terms and conditions set forth herein.
3.Sign-on Payments. The Company will make two payments to you totaling $525,000, net of applicable taxes, withholding and any other legally authorized deductions, as advances prior to their being earned (the “Sign-on Payments”). The first payment, in the amount of $350,000 (less taxes, deductions and withholdings), will be paid on the Company’s first regularly scheduled payroll date after your Start Date, and the second payment, in the amount of $175,000 (less taxes, deductions and withholdings), will be paid within 30 days after the first anniversary of the Start Date. You will earn the Sign-on Payments if you remain continuously employed with the Company through the two-year anniversary of your Start Date; provided, that to the extent your employment is terminated without Cause (as defined below) or you resign your employment with Good Reason (as defined below) prior to the payment of the first installment the Sign-on Payment, such unpaid Sign-on Payment shall be paid on the date set forth herein. If you resign your employment with the Company without Good Reason, or the Company terminates your employment for Cause, at any time prior to the second anniversary of your Start Date, you shall repay, within 60 days of your last day of employment with the Company, a pro-rata portion of the after-tax portion of any amount of the Sign-on Payments paid to you prior to the termination of your employment. However, such amount of any previously paid Sign-on Payments shall not be subject to repayment if your employment is terminated without Cause or you resign with Good Reason at any time.

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4.Benefits. You will be eligible to participate in the Company’s standard benefit programs, subject to the terms and conditions of such plans, to the same extent as other executive officers of the Company, generally. The Company may, from time to time, change these benefits in its discretion, provided, that you shall be treated no less favorably than other executive officers generally. Additional information regarding these benefits is available for your review upon request. Following the Start Date, if the Company adopts a severance benefit plan for executive officers of the Company (the “Severance Plan”), you will participate in such Severance Plan commensurate with your position and no less favorably than other similarly situated executive officers, generally. The Company shall pay directly or reimburse you within thirty (30) days following receipt from your legal counsel of an invoice for fifty percent (50%) of all reasonable legal fees incurred by you in connection with the review, negotiation and execution of this Agreement, and any ancillary agreement.
5.Equity. You will be granted a restricted stock unit (“RSU”) award for shares of the common stock of Opendoor Technologies, Inc. (the “RSU Grant”) as soon as practicable (but no more than 45 days following) the Start Date.  The RSU Grant will be for that number of shares equal to $6,000,000 divided by the average fair market value (as defined in the Plan) over the 20 business (trading) days ending on the last business (trading) day of the month preceding the month in which the RSU Grant is made.  The RSU Grant will vest on the following schedule, subject to your continuous service on each such date, except as set forth herein: 1/3rd of the total RSUs on the first anniversary of your vesting start date (which will be the 15th of the month in which you start employment at the Company), and thereafter 1/12th of the total number of RSUs on a quarterly basis following the first anniversary of your vesting start date.  The RSU Grant will be subject to the provisions of Opendoor Technologies, Inc.’s current equity incentive plan (the “Plan”) and our standard form of RSU award agreement, which will govern and control in all respects, except as otherwise set forth herein.  You shall be eligible to receive refresh grant(s) at the discretion of the Board of Directors or Compensation Committee of Opendoor Technologies, Inc.
6.Compliance with Confidentiality Information Agreement and Company Policies. In connection with your employment with the Company, you will receive and have access to Company confidential information and trade secrets.  Accordingly, attached hereto as Attachment 1 is an Employee Confidential Information and Inventions Assignment Agreement (“Confidentiality Agreement”) which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations.  Please review the Confidentiality Agreement and only sign it after careful consideration. In addition, you are required to abide by the Company’s written policies and procedures (including but not limited to the Company’s employee handbook), as adopted or modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time); provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
7.Protection of Third-Party Information. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company on and after the Start Date. In addition, you agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.
8.Employment Relationship.
(a)Employment with the Company is for no specific period of time. Your employment with the Company is “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without Cause and with or without advance notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the CEO.

(b)As an additional benefit to you, if : (1) Opendoor Technologies, Inc. consummates a Change in Control (as defined in the Plan); and (2) your employment is terminated without Cause or if you resign from the Company for Good Reason, in either case in connection with or within 12 months after such Change in Control, then effective as of your employment termination date, 100% of your then remaining unvested RSU Grant and other equity awards granted to you in the future that are subject to service-based vesting conditions shall become fully vested as to service.
(c)In the event your employment is terminated without Cause or you resign for Good Reason prior to the first anniversary of the Start Date, then, effective as of your employment termination date, 1/3 of the RSUs subject to the RSU Grant shall vest.

(d)The acceleration of vesting provided in subsections (b) and (c) above is conditioned upon: (1) you continuing to comply with your obligations under this Agreement and your Confidentiality Agreement; and (2) you signing, delivering to the Company, and allowing to become effective a general release of claims in favor of the Company in a form provided by the Company within the applicable time period set forth therein.

(e)For purposes of this Agreement, “Cause” means any of the following: (1) any material breach by you of this Agreement, the Confidentiality Agreement or any material written policy of the Company and, if curable, your failure to cure such breach within 30 days after receiving written notice thereof; (2) intentional repeated willful misconduct or gross neglect of your duties and your failure to cure, if curable, such condition within 30 days after receiving written notice thereof; (3) your willful repeated failure to follow reasonable and lawful instructions from the Board of Directors of the Company or the CEO, and your failure to cure, if curable, such condition within 30 days after receiving written notice thereof; (4) your conviction of, or plea of guilty or nolo contendere to, any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (5) your commission of or participation in an act of fraud against the Company; or (6) your intentional material damage to the Company’s business, property or reputation.
(f)For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without your prior written consent: (1) a material reduction in your job responsibilities, duties or authority (provided that a mere change in title to a position that is substantially similar to the prior position held shall not constitute a material reduction in job responsibilities, duties or authority); (2) a change in your reporting requirements so that you no longer report solely to the person serving as the chief executive officer of the Company and/or the Company's Board of Directors (provided that a change in reporting structure such that you report primarily to such chief executive officer and/or Board of Directors of the Company following a Change in Control shall not constitute a change in your reporting requirements under this clause); (3) a material reduction in your base salary unless such reduction is in connection with and proportional to the base salary reductions of the other members of the management team and such reduction does not exceed 15% of your base salary; (4) the material breach of this Agreement or the Confidentiality Agreement by the Company; or (5) the requirement by the Company that you transfer your place of employment to a location that is outside of the greater New York City Area. In order to resign for Good Reason, you must provide written notice to the CEO within 30 days after the initial existence of the condition allegedly giving rise to Good Reason, setting forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than 30 days after the expiration of the cure period.

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9.Outside Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties hereunder. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without participating in the activities of such enterprise) and you may passively invest in hedge funds, mutual funds, private equity funds and similar funds. Nothing in this Agreement shall prohibit or restrict you from managing your personal investments in companies that are not competitive with the Company or engaging in civic, charitable, religious or political activities, sitting on a non-profit, professional, or industry boards, or conducting personal speaking or educational engagements, in each case provided such endeavors do not materially interfere with your obligations under this Agreement. Additionally, you may serve on the board of directors of one other for-profit entity that does not compete with the Company, subject to the prior written approval of the Board of Directors, which approval shall not be unreasonably withheld.
10.Return of Company Property. Within five days following the termination of your employment for any reason (or earlier if requested by the Company), you must return to the Company all Company documents (and all copies thereof) and other Company property in your possession, custody or control, including, but not limited to, Company files, notes, financial and operational information, password and account information, customer lists and contact information, prospect information, product and services information, research and development information, drawings, records, plans, forecasts, pipeline reports, sales reports or other reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company, and all reproductions thereof in whole or in part and in any medium. You further agree that you will make a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above. You also must provide the Company all passwords, log-ins, administrative access, and any other information or access for and relating to any Company computer or other device that you have used to access or use the Company’s network, as well as any Company database or Company accounts with third parties which you established, administered, or to which you had access, and must terminate your access to such network and accounts and otherwise comply with any Company requests regarding all such access and accounts. In addition, if you have used any personal computer, server, or email system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five days after your termination of employment (or earlier if requested by the Company) you must provide the Company with a computer-useable copy of such information and permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. If requested, you shall deliver to the Company a signed statement certifying compliance with this section. You may however keep documents evidencing your terms of employment, equity holdings and grants, and compensation, and any list of contact information that you may have personally brought to the Company consistent with your obligations to comply with the Confidentiality restrictions of your previous employer, without violation of this section.
11.Miscellaneous.
(a)Background Check and Proof of Right to Work. This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check or drug test, this offer is contingent upon satisfactory clearance of such background check and/or drug test. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

(b)Governing Law. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of New York, without giving effect to principles of conflicts of law.
(c)Entire Agreement. You acknowledge and agree that as of your execution of this Agreement, your sole entitlement to any compensation or benefits from the Company will be as set forth in this Agreement. This Agreement, together with the Confidentiality Agreement, the Indemnification Agreement (as defined below) and your governing equity documents, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between you and the Company relating to the subject matter hereof. No amendment or modification to this Agreement shall be effective unless it is in writing and signed by an authorized representative of the Company and by you.
(d)Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) will be deemed an original and valid signature.
(e)Successors and Assigns. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.
(f)Severability. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.
(g)Waiver. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.
(h)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to: (i) conduct business electronically; (ii) receive such documents and notices by such electronic delivery; and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(i)Arbitration. You agree that any and all disputes relating to or regarding your employment, including disputes regarding compensation and any and all other conflicts, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16 (“FAA”), to the fullest extent permitted by law, by final and binding arbitration. You further agree that such disputes shall be resolved on an individual basis only, and not on a class, collective or representative basis on behalf of other employees (“Class Waiver”), to the extent permitted by applicable law. Any claim that all or part of the Class Waiver is invalid, unenforceable, unconscionable, void or voidable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration. Notwithstanding the foregoing, this Arbitration section shall not apply to an action or claim brought in court that

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cannot be subject to mandatory arbitration as a matter of law, including without limitation, claims alleging sexual harassment or a nonconsensual sexual action or sexual contact, to the extent any such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the FAA or otherwise invalid (the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You and the Company agree to bring any dispute in arbitration before a single neutral arbitrator with JAMS, Inc. or its successor (“JAMS”), in San Francisco, California or in the county of your residence if it is not in San Francisco at the time of the commencement of an arbitration proceeding, pursuant to the JAMS Employment Rules & Procedures (which can currently be reviewed at http://www.jamsadr.com/rules-employment-arbitration/). You on the one hand, and the Company on the other, waive any rights to a jury trial or a bench trial in connection with the resolution of any dispute under this Agreement or your employment (although both parties may seek interim emergency relief from a court to prevent irreparable harm pending the conclusion of any arbitration). The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS’ arbitration fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law to effectuate your and the Company’s agreement to arbitrate. To the extent JAMS does not collect or you otherwise do not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS your share, you acknowledge and agree that the Company shall be entitled to recover from you half of the JAMS arbitration fees invoiced to the parties (less any amounts you paid to JAMS) in a federal or state court of competent jurisdiction. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your Confidentiality Agreement. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. Arbitration is not a mandatory condition of your employment. If you wish to opt out of this arbitration agreement, you must notify the Company in writing by sending an email to hr@opendoor.com stating your intent to opt out within 30 days of signing this Agreement.
(j)Indemnification. During your employment you shall be subject to and covered by a written indemnification agreement between you and the Company in the form provided by the Company (the “Indemnification Agreement”).

To indicate your acceptance of the Company’s offer of employment, please sign and date this Agreement and the enclosed Confidentiality Agreement in the space provided below and return them to me within five business days of the date of this letter.

Very truly yours,

OPENDOOR LABS INC.

/s/ Eric Wu
By:	Eric Wu
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Sydney Schaub
Sydney Schaub